Exhibit 4.17

EXECUTION VERSION

Warrant Instrument in respect of

Warrants to subscribe for Common

Shares

issued by

LumiraDx Limited

to

Jefferies Finance LLC

6 November 2020

100 Bishopsgate

London

EC2N 4AG

Tel: +44 20 7972 9600

Fax: +44 20 7972 9602

THIS WARRANT INSTRUMENT is executed on 6 November 2020 by LumiraDx Limited (company number 314391) a company incorporated in the Cayman Islands, whose registered office is at Ocorian Trust (Cayman) Limited, PO Box 1350, Clifton House, 75 Fort Street, Grand Cayman KY1-1108, Cayman Islands (the “Company”) and Jefferies Finance LLC (“Jefferies”).

WHEREAS

(1)

The Company has, by resolution of its directors, agreed to issue warrants to subscribe for Common Shares (as defined below) in the share capital of the Company on the terms set out in this Warrant Instrument.

(2)

All the registered holder(s) of shares in the Company have irrevocably waived all pre-emption rights conferred on them (whether by the Companies Act, the Articles or otherwise) in relation to the issue of Warrants (defined below) and the Common Shares to be issued pursuant to the exercise of the Warrants under this Warrant Instrument.

(3)	The Company has accordingly executed this Warrant Instrument as a deed in favour of Jefferies.

BY THIS WARRANT INSTRUMENT THE COMPANY DECLARES AND COVENANTS as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Warrant Instrument, the following words and expressions shall have the following meanings unless the context otherwise requires:

“Adjustment Event” means any:

(a)	sub-division, reclassification or consolidation of or in respect of the Equity Shares;

(b)

allotment or issue of Equity Shares by way of capitalisation of profits or reserves (including share premium account and any capital redemption reserve fund), scrip dividend or distribution in specie or bonus issue; and

(c)	cancellation or purchase by the Company of Equity Shares or any reduction or repayment of share capital or reserve;

“Admission” means:

(a)

in the case of the Common Shares being admitted to trading on London Stock Exchanges market for listed securities: (i) the admission to the Official List of the UK Listing Authority becoming effective in accordance with the Listing Rules; and (ii) the admission to trading on the London Stock Exchange’s market for listed securities becoming effective in accordance with the Admission and Disclosure Standards of the London Stock Exchange; or

(b)	the case of the Common Shares being approved for listing, subject only to notice of issuance, on any U.S. National Securities Exchange; or

(c)

the Common Shares being approved for listing on: (i) any other Recognised Investment Exchange and their respective share dealing markets; (ii) any recognised overseas Investment exchange (as defined by section 292, Financial Services and Markets Act 2000); or (iii) any investment exchange included in the Financial Conduct Authority’s list of designated investment exchanges;

“Affiliate” means with respect to any Person, a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the

Person, and control by any Person means the power of such Person directly or indirectly (i) to vote 50% or more of the Voting Securities (determined on a fully diluted basis) of another Person, or (ii) to direct or cause the direction of the management and policies of such other Person (whether by contract or otherwise);

“A Ordinary Shares” means A Ordinary Shares of US$0.001 each in the capital of the Company (and, if there is a sub-division, consolidation or reclassification of those shares, any shares resulting from such sub-division, consolidation or re-classification);

“Articles” means the articles of association of the Company from time to time;

“Asset Sale” means the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary, of all or substantially all the assets of the Company and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company;

“Auditors” means the auditors of the Company from time to time;

“Board” means the board of directors of the Company from time to time;

“Business Day” means any day on which banks are generally open for business in London and the United States (excluding Saturdays, Sundays and public holidays);

“Certificate” means a certificate evidencing the Warrantholder’s entitlement to Warrants in the form, or substantially in the form, set out in Schedule 1;

“Common Shares” means common shares of US $0.001 each in the capital of the Company (and, if there is a sub-division, consolidation or reclassification of those shares, any shares resulting from such sub-division, consolidation or re-classification);

“Company’s Account” means the Company’s US Dollar bank account with the following details:

Bank:

Account Name:

Account Number:

IBAN:

Sort Code:

SWIFT:

OR

Bank:

Account Holder:

Account Name:

Account Number:

Routing Number:

“Companies Act” means the Companies Law (as revised) of the Cayman Islands;

“Completion of the Initial Public Offering” means receipt by the Company of the proceeds of the Initial Public Offering;

“Directors” means the board of directors of the Company from time to time;

“Eligible Assignee” has the meaning given to it in the Loan and Security Agreement;

“Equity Shares” means in relation to the Company, the Company’s issued share capital;

“Event” means an Asset Sale or Offer;

“Exercise Date” means the date on which the Warrantholder gives notice, in accordance with Clause 3, of its intention to exercise any of its Subscription Rights from time to time;

“Initial Public Offering” means the initial public offering and sale of certain of the Company’s Common Shares on Nasdaq under the symbol “LMDX” or on any other Recognised Investment Exchange;

“Initial Public Offering Price” means the price per Common Share (before deducting underwriting discounts, commissions and expenses) in the Initial Public Offering, as stated in the relevant registration statement issued or filed in respect of the Initial Public Offering;

“Loan and Security Agreement” means the loan and security agreement dated 6 October 2020 between, amongst others, the Company and Jefferies (as it may be amended and/or restated from time to time);

“Loans” means the Term Loans under and as defined in the Loan and Security Agreement;

“Nasdaq” means the Nasdaq Global Market stock market;

“Notice of Subscription” has the meaning ascribed to it in Clause 3.1;

“Offer” means an offer by a Person to acquire Equity Shares carrying over 50% of the voting rights in the Company;

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof;

“Preferred Shares” means the Series A preferred shares of US$0.001 each in the capital of the Company (and, if there is a sub-division, consolidation or reclassification of those shares, any shares resulting from such sub-division, consolidation or re-classification);

“Recognised Investment Exchange” shall have the meaning ascribed to it in section 285(1)(a) of the Financial Services and Market Acts 2000;

“Register” means the register of persons for the time being entitled to the benefit of the Warrants required to be maintained pursuant to this Warrant Instrument;

“Registration Rights Agreements” means those certain Registration Rights Agreements between the Company and the investors party thereto dated as of July 17, 2018, August 8, 2018, August 15, 2018 and October 12, 2018;

“Restricted Period” means from the time the Company enters into the underwriting agreement with the relevant underwriters in respect of the Initial Public Offering up to the date that is 180 days from the Completion of the Initial Public Offering (not taking into account any subsequent closing date and time with respect to any option granted to the underwriters in connection with the Initial Public Offering to purchase additional Common Shares);

“Second 2020 Funding Round” means the proposed raising of up to US$200 million through the allotment and issue of up to 40,000 Series B Preferred Shares at an issue price of $5,000 per share;

“Securities Act” means the U.S. Securities Act of 1933, as amended;

“Series B Preferred Shares” means the Series B preferred shares of US$0.001 each in the capital of the Company (and, if there is a sub-division, consolidation or reclassification of those shares, any shares resulting from such sub-division, consolidation or re-classification);

“Special Resolution” a resolution signed in writing by or on behalf of such Warrantholders holding more than 50% of the Warrants outstanding at such time;

“Subscription Price” means a subscription price which is equal to either (i) a price equal to the Initial Public Offering Price less an amount equal to 20% of the Initial Public Offering Price if Completion of the Initial Public Offering occurs on or before 31 January 2021, or (ii) if Completion of the Initial Public Offering has not occurred on or before 31 January 2021, $4,644.969;

“Subscription Rights” means the subscription rights of the Warrantholder as defined in Clause 2.2;

“Transfer” shall have the meaning given to it in the Articles;

“U.S. National Securities Exchange” means a “national securities exchange” as defined in Section 6 of the Securities Exchange Act of 1934, as amended;

“Voting Securities” means, with respect to any Person, equity interests of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person;

“Warrantholder” means Jefferies, or such other person(s) who appear in the Register as the holder of such Warrants as a result of any Transfer made in accordance with this Warrant Instrument;

“Warrants” means a warrant to subscribe for one Warrant Share on the terms and conditions set out in this Warrant Instrument and “Warrant” shall be construed accordingly;

“Warrant Shares” means the Common Shares issuable by the Company upon the exercise of the Subscription Rights pursuant to this Instrument and “Warrant Share” means any one of them.

“2016 Warrants” means the warrants over A Ordinary Shares issued pursuant to a warrant instrument dated 3 October 2016;

“2019 Notes” means the 5% unsecured subordinated convertible loan notes due 2024 issued by the Company pursuant to a convertible loan note instrument dated 15 October 2019;

“2019 Warrants” means the warrants over A Ordinary Shares issued pursuant to warrant instruments dated 20 September 2019;

“2020 Notes” means the 10% convertible loan notes due 360 days from the date of issuance, issued by the Company pursuant to a convertible loan note instrument dated 1 July 2020; and

“2020 Warrants” means the warrants over Common Shares to be issued to holders of the 2020 Notes pursuant to a warrant instrument dated 1 July 2020.

1.2	In this Warrant Instrument, unless the context requires otherwise:

(a)

any expression or word used in this Warrant Instrument which is not defined in it but which has been defined in the Articles shall have the meaning given to it in the Articles unless the context requires otherwise;

(b)	headings to clauses and paragraphs are for information only and shall not form part of the operative provisions of this Warrant Instrument and shall be ignored in its construction;

(c)

references to recitals, clauses or schedules are to recitals to, clauses of and schedules to this Warrant Instrument. The recitals and schedules form part of the operative provisions of this Warrant Instrument and references to this Warrant Instrument shall, unless the context otherwise requires, include references to the recitals and schedules;

(d)

references to statutes or statutory provisions include references to any orders or regulations made under them and any references to any statute, provision, order or regulation include references to that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date of this Warrant Instrument (subject as otherwise expressly provided in this Warrant Instrument) and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such statute, provisions, order or regulation provided that nothing in this clause shall have the effect of Increasing the liability of any party;

(e)	the terms subsidiary and holding company have the meanings ascribed by section 1159 Companies Act 2006 and include parent and subsidiary undertakings as defined in section 1162 Companies Act 2006; and

(f)

in this Warrant Instrument, the words other, includes, including and in particular do not limit the generality of any preceding words and any words which follow them shall not be construed as being limited in scope to the same class as the preceding words where a wider construction is possible.

2.	WARRANT ISSUE AND SUBSCRIPTION RIGHTS

2.1	Issue of Warrants

The Company hereby issues to the Warrantholders 1,000 Warrants and undertakes to enter the Warrantholder in the Register as holder of such Warrants.

Entitlement to all rights attaching to the Warrants shall be evidenced by the issue to the Warrantholder of a Certificate. One Certificate shall be issued to the Warrantholder for all of the Warrants registered in its name.

2.2	Subscription Rights

Each Warrant confers the right (but not the obligation) (“Subscription Rights”) on the Warrantholder to subscribe in cash at the Subscription Price for one Warrant Share on the terms set out in this Warrant Instrument.

2.3	Adjustment Event

If an Adjustment Event occurs, the number and nominal value of Warrant Shares which the Warrantholder is entitled to subscribe and (as appropriate) the Subscription Price payable in respect of such subscription shall be adjusted in accordance with the provisions set out in Schedule 3. If requested by the Warrantholder in writing, the Company will use its commercially reasonable efforts to cause its Auditors to certify the appropriate adjustment in accordance with Schedule 3 (which, for the avoidance of doubt, shall include paying any fee of the Auditors in connection with such certification). If the Auditors are unwilling or unable to perform any calculation or other task required of them under this Warrant Instrument, the Company and the Warrantholder shall appoint another reputable firm of accountants agreed between them (or in the absence of agreement nominated by the President of the Institute of Chartered Accountants of England and Wales) to perform the calculation or task.

3.	EXERCISING SUBSCRIPTION RIGHTS

3.1	Timing

Subject to Clause 3.5, a Warrantholder may at any time either: (i) on or after Admission or, if Admission does not occur by 31 January 2021, on or after 1 February 2021; or (ii) upon the occurrence of an Event (provided that an exercise of Subscription Rights which is conditional upon the occurrence of an Event shall be deemed to take effect immediately prior to the occurrence of the relevant Event occurring), exercise its Subscription Rights in whole or part, by delivering to the Company a notice substantially in the form contained in the Certificate (“Notice of Subscription”) together with:

(a)	the Certificate for the Warrants in respect of which Subscription Rights are being exercised; and

(b)

a payment by telegraphic transfer to the Company’s Account (or such other mode of payment as the Company and the Warrantholder shall agree) of the aggregate Subscription Price in respect of the Subscription Rights which are being exercised.

3.2

Subject to the provisions of Clause 3.6 below, on any exercise of the Warrantholder’s Subscription Rights, in lieu of payment of the aggregate Subscription Price in the manner specified in Clause 3.1(b) above, but otherwise in accordance with the requirements of this Clause 3.2, the Warrantholder may elect to authorise the Company to sell such number of Warrant Shares as it indicates and deduct from such sale proceeds an amount equal to the aggregate Subscription Price payable for the Warrant Shares that have been sold (with the Company retaining such amounts), and with the net sale proceeds after such deduction being used to fund the aggregate Subscription Price payable for the balance of the Warrant Shares that the Warrantholder wishes to subscribe for. The provisions of this Clause 3.2 shall only apply after Admission and to the extent the relevant sale is in compliance with applicable securities laws.

3.3

For the avoidance of doubt, where part only of the Warrantholder’s total Subscription Rights are exercised, the Company shall update the Register to record the remaining Subscription Rights of the Warrantholder following the partial exercise of its Subscription Rights and shall issue to the Warrantholder an updated Certificate confirming the remaining Subscription Rights in respect of which it is recorded in the Register as the holder on the terms set out in this Warrant Instrument.

3.4	Irrevocable Election

Delivery of the items specified in Clause 3.1 to the Company shall, other than with the Company’s written consent, be an irrevocable election by the Warrantholder to exercise the relevant Subscription Rights.

3.5	Lapse

All Subscription Rights not exercised shall lapse on the date falling ten years from the date of this Warrant Instrument (the “Termination Date”).

3.6	Restriction on Transfer of Common Shares

In the event that the Warrantholder elects to exercise its Subscription Rights during the Restricted Period, the Warrantholder hereby undertakes and agrees not to Transfer any Common Shares it receives as a result of exercising any of the Warrants during the Restricted Period. The Company hereby confirms that the Company’s other Common Shares in issue at such time (other than the new Common Shares issued pursuant to the Initial Public Offering) will, under the Company’s new Articles to be adopted in connection with the Initial Public Offering, also be subject to restrictions on Transfer during the Restricted Period (except where a proposed Transfer is approved by the Board due to exceptional circumstances with the prior written consent of the relevant underwriters).

4.	ISSUE OF SHARES UPON EXERCISE OF SUBSCRIPTION RIGHTS

4.1	Allotment and Issue

Following receipt of a validly completed and signed and dated Notice of Subscription, the Company shall:

(a)

as soon as is reasonably practicable but in any event within three (3) Business Days after the Exercise Date, resolve to allot and issue to the person identified in the relevant Notice of Subscription (“Allottee(s)”) the Warrant Shares specified in the Notice of Subscription and to enter the Allottee(s)’ name in the register of members of the Company as the holder of the Warrant Shares issued to such Allottee(s); and

(b)

within ten (10) Business Days of the allotment and issue of the Warrant Shares pursuant to this Clause 4 (“Warrant Share Delivery Date”), at the Company’s cost, send to the address stipulated in the Notice of Subscription share certificate(s) in respect of the Warrant Shares issued (if such Warrant Shares are held in certificated form) and (in the event of a partial exercise by the Warrantholder) a balancing Certificate in respect of those Subscription Rights which remain unexercised.

4.2	Rights attaching to Warrant Shares

The Warrant Shares allotted pursuant to the exercise of the Subscription Rights shall:

(a)	be allotted and issued fully paid;

(b)	rank pari passu with the fully paid Common Shares then in issue and have the rights set out in the Articles relating to the Common Shares; and

(c)

subject to the Articles, be entitled to receive any dividend or other distribution which has previously been announced or declared provided that the record date by which the holder of Warrant Shares must be registered to participate in such dividend or other distribution is after the date on which the Warrant Shares are allotted and issued.

4.3	Rounding

If the number of Warrant Shares falling to be allocated to the Warrantholder (or at its direction) on an exercise of Subscription Rights would otherwise require a fraction of a Warrant Share to be allotted, the number of Warrant Shares to be so allotted will be rounded down to the nearest whole number of Warrant Shares.

5.	REPRESENTATIONS BY JEFFERIES; REPRESENTATIONS BY THE COMPANY; LEGEND

5.1	Representations by Jefferies

Jefferies warrants to the Company as at the date of this Warrant Instrument that:

(a)

It is acquiring Warrants for its own account and that such Warrants are being and will be acquired for the purpose of investment and not with a view to distribution or resale thereof, subject, nevertheless, to the conditions that the disposition of the property of Jefferies shall at all times be within its control, and that Jefferies may at any time transfer its Warrants, provided that any such transfer complies with applicable securities laws and the terms of this Warrant Instrument and, to the extent applicable, the Warrants and the Articles. The acquisition by Jefferies of Warrants shall constitute a confirmation of this representation;

(b)

It understands that no federal or state agency has approved, disapproved or made any findings or determinations as to the fairness for investment, nor any recommendation of endorsement of the merits of the offering of the Warrants; Any representation to the contrary is a criminal offense;

(c)

It is an “accredited investor” for purposes of Regulation D of the Securities Act (“Regulation D”) and has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of the investment to be made hereunder and is financially able to undertake the risks involved in such an investment. Jefferies further understands that (a) the Warrants have not been registered under the Securities Act, or any state securities law, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) and Regulation D promulgated thereunder and an exemption under the applicable state securities law and (b) the Warrants must be held indefinitely unless: (i) a registration statement covering such securities is effective under the Securities Act and such state law; (ii) an exemption from registration under the Securities Act and such state law is available; (iii) the Subscription Rights are exercised pursuant to the terms of this Warrant Instrument; or (iv) the Warrants are transferred pursuant to the terms of this Warrant Instrument;

(d)

The Company has granted Jefferies and its attorneys or other representatives access to all information about the Company and its subsidiaries which Jefferies has requested and which was relevant to its decision to acquire the relevant Warrants and to exercise the Warrants at the aggregate Subscription Price. Jefferies and its attorneys or other representatives have had the opportunity to ask questions of, and receive answers from, representatives of the Company concerning such information and the Company’s financial condition and prospects. Jefferies is satisfied that it has received information with respect to all matters that it considers material to its decision to make this investment; and

(e)

It (a) is qualified by its knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the Warrants and to make an informed decision relating thereto, (b) has the financial capability for making the investment and protecting its interests, and (c) can afford a complete loss of the investment. The investment is a suitable one for Jefferies.

5.2	Representations by the Company

The Company represents that:

(a)

its issued share capital as at the date of this Warrant Instrument comprises of 373,697 A Ordinary Shares, 212,718 Preferred Shares and no Common Shares. The only Common Shares that the Company is obliged to issue as at the date of this Warrant Instrument are those resulting from the conversion of the 2019 Notes and the 2020 Notes (and, when issued, the Series B Preferred Shares) and any Common Shares arising from the exercise of the 2020 Warrants once the 2020 Warrants are issued. The only A Ordinary Shares which the Company is obligated to issue in addition to the A Ordinary Shares set out above are 212,718 A Ordinary Shares arising from conversion of the Preferred Shares, 155,941 A Ordinary Shares arising from the exercise of options granted by the Company, 13,067 A Ordinary Shares arising from exercise of the 2016 Warrants and 2,284 A Ordinary Shares arising from the exercise of the 2019 Warrants. As at the date of this Warrant Instrument, there are no Series B Preferred Shares in issue but the Company has accepted commitments from certain investors to subscribe for 25,000 Series B Preferred Shares and is entitled to obtain and accept commitments to subscribe for up to an additional 15,000 Series B Preferred Shares during the period ending at 5:00 p.m. (EST) on 30 November 2020, in each case pursuant to the Second 2020 Funding Round. Each Series B Preferred Share may convert into Common Shares on and subject to the terms and conditions of the Second 2020 Funding Round;

(b)

the registered holders of shares (as defined in the Articles) in the Company have irrevocably waived all pre-emption rights conferred on them (whether by the Companies Act, the Articles or otherwise) in relation to the issue of the Warrants and the Warrant Shares pursuant to the Warrant Instrument;

(c)	the Company has, and will have on the exercise of the Warrants, sufficient authorised share capital to enable the issue and allotment of the Warrant Shares; and

(d)	the Board has, and will have on the exercise of the Warrants, the authority to allot the Warrant Shares.

5.3	Legend

Each Certificate shall bear the following legend or a legend substantially similar thereto:

“The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or any state “blue sky” or other applicable securities law. These securities have been acquired for investment and not with a view to distribution or resale, and may not be sold, mortgaged, pledged, hypothecated or otherwise transferred (other than in accordance with Clause 6.5 of the Warrant Instrument (the “Warrant Instrument”)) without an effective registration statement for such securities under the Securities Act of 1933, as amended, or an opinion of counsel reasonably satisfactory to the Company that registration is not required under such Act. The securities represented hereby are subject to the Warrant Instrument.”

6.	RESTRICTIONS AND OBLIGATIONS OF THE COMPANY

6.1	Undertakings

For so long as any Subscription Rights remain outstanding, the Company will comply with the undertakings in this Clause 6.

6.2	Covenants

Subject to Clause 6.3, as long as any Warrants remain outstanding, the Company covenants to the Warrantholder as follows:

(a)

it will procure that at all times there are available for issue sufficient Common Shares free from pre-emptive rights to satisfy in full the exercise of Subscription Rights in respect of all outstanding Warrants (taking into account any other obligations of the Company to issue any shares in the Company), and that the Board has authority to allot such Common Shares;

(b)

unless approved by the shareholders of the Company by written resolution or at a general meeting on or prior to the date hereof or unless authorised by the Board at a duly convened meeting of the Board held on or prior to the date hereof, it will notify the Warrantholder in writing of any proposed issue of securities to the holders of Common Shares as a class by way of rights at least 10 Business Days prior to the proposed date of such issue; and

(c)

if it is proposed that there shall be a reorganisation or other restructuring of the Company and its subsidiaries involving the acquisition of the Company by a new holding company, the Company shall ensure that the Warrantholder’s Warrants are exchanged (to the extent not yet exercised) for warrants over the same proportion of the equity share capital of the new holding company as the Warrant Shares to which the Warrants relate constituted as a percentage of the equity share capital of the Company prior to such reorganisation or other restructuring of the Company, such warrants to be subject to the same terms and conditions as the Warrants.

6.3	Events and Adjustment Events

(a)

The Company will notify the Warrantholder in writing as soon as reasonably practicable and in any event within two Business Days of the publication of any regulatory news service announcement in respect of a proposed Event specifying the proposed date and nature of such Event, provided that nothing in this Clause 6.3(a) shall require the Company to provide any information relating to the proposed Event which has not already been made public pursuant to a regulatory news service announcement.

(b)

In respect of any Offer, the Company shall procure that (i) appropriate provision is made in connection with the Offer such that the Warrantholder shall, following the announcement of the Offer, be entitled, upon exercise of these Warrants, to receive the number of shares or other securities of the Company, or other successor entity, or property (including cash) as to which the Warrantholder would have been entitled if the Warrantholder had exercised all of its rights pursuant to this Warrant immediately prior thereto and was able to participate in the Offer, or (ii) appropriate provision is made in connection with the Offer such that, upon the consummation thereof, and without any exercise of this Warrant by the Warrantholder or other action, the Warrantholder shall be entitled to receive the consideration under the Offer to which the Warrantholder would have been entitled if the Warrantholder had exercised its rights pursuant to the Warrants immediately prior thereto net of the aggregate Subscription Price of the Warrants. The Warrantholder agrees that an amount equal to the aggregate Subscription Price for his Warrants may be deducted from the Offer consideration and paid to the Company.

6.4	Shareholders, Board and Management Meetings

The Warrantholder shall have the right to:

(a)

receive notice of all shareholders meetings of the Company and class meetings of the holders of Common Shares but shall not be entitled to attend, speak or vote at those meetings in its capacity as a Warrantholder; and

(b)

receive (at the same time as the relevant shareholders) a copy of any proposed written resolution of the shareholders or any proposed written class consent of the holders of Common Shares but shall not be entitled to vote on those resolutions in its capacity as a Warrantholder.

6.5	Transfer of Warrants

(a)

The Warrants shall be freely transferable, in whole or in part, in accordance with the transfer provisions set out in paragraph 2 of Schedule 2 to any of the following persons or entities (together, the “Permitted Transferees”):

(i)

any Affiliate of the Warrantholder and if such Affiliate is no longer an Affiliate of the Warrantholder, such Affiliate shall transfer such Warrants back to the Warrantholder or to an Affiliate of the Warrantholder;

(ii)	an Eligible Assignee to whom all or a portion of the Loans has been transferred by the Warrantholder pursuant to and in accordance with the Loan and Security Agreement; and

(iii)	any person or entity approved by the Board.

(b)

Subject to Clause 6.5(a) above and further subject to compliance with federal and applicable state or foreign securities laws, and, as applicable, the provisions of the Warrants and the Articles as the same may be in effect from time to time, the registered holder of any warrants may surrender such Warrants at the principal office of the Company for transfer or exchange. Within a reasonable time after notice to the Company from the registered holder of its intention to make such transfer or exchange and without expense (other than transfer taxes, if any) to such registered holder, the Company shall issue in exchange therefor another Warrant or Warrants, containing the same provisions and subject to the same terms and conditions as the Warrant so surrendered, and for the same aggregate number of Warrant Shares so surrendered. The new Warrant(s) shall be issued in the name of such person or registered assignee, as the registered holder of such surrendered Warrants may designate in writing.

7.	REGISTRATION RIGHTS

If at any time the Company files a registration statement to register the resale of any Common Shares pursuant to any of the Registration Rights Agreements, the Company shall, subject to applicable securities laws, include the Warrant Shares in such registration as if the Warrantholder had been party to the Registration Rights Agreements.

8.	MODIFICATION OF RIGHTS

This Warrant Instrument may be modified only with the prior sanction of a Special Resolution.

9.	LIQUIDATION

9.1	Liquidation and Dissolutions

If an order is made or an effective resolution is passed for the winding-up or dissolution of the Company or if any other dissolution of the Company by operation of law is to be effected then the provisions of Clause 9.2 or 9.3 shall apply.

9.2	Sanctioned Agreement

If the winding-up or dissolution is for the purpose of a reorganisation or amalgamation pursuant to a scheme of arrangement sanctioned by a special resolution of the Company, the terms of the scheme of arrangement will be binding on the Warrantholder.

9.3	Non Sanctioned Agreement

If Clause 9.2 does not apply, the Company shall immediately notify the Warrantholder, in writing, that such an order has been made or resolution has been passed or other dissolution is to be effected. The Warrantholder shall be entitled at any time within three months after the date such notice is given to elect by notice in writing to the Company to be treated as if they had, immediately before the date of the making of the order or passing of the resolution or other dissolution, exercised the Subscription Rights and they shall be entitled to receive out of the assets which would otherwise be available in the liquidation to the holders of Common Shares, such a sum, if any, as they would have received had they been the holders of and paid for the Warrant Shares to which they would have become entitled by virtue of such exercise, after deducting from such sum the amount which would have been payable by them in respect of the Warrant Shares if they had exercised the Subscription Rights. Nothing contained in this paragraph shall have the effect of requiring the Warrantholder to make any actual payment to the Company. If no such notice is given by the Warrantholder within the three month period specified above, the Subscription Rights shall lapse without claim if an order is made or an effective resolution is passed for the winding-up or the dissolution of the Company.

10.	CERTIFICATES

10.1	Issues of Certificates

Within five Business Days of entering the name of the Warrantholder in the Register of the Company, the Company shall issue to the Warrantholder a Certificate in respect of the Subscription Rights in respect of which it is recorded in the Register as the holder.

10.2	Lost Certificates, etc.

If a Certificate is mutilated, defaced, lost, stolen or destroyed the Company will replace it provided that:

(a)

the Warrantholder seeking the replacement provides the Company with such evidence and indemnity in respect of the mutilation, defacement, loss, theft or destruction as the Company may reasonably require;

(b)	the Warrantholder seeking the replacement pays the Company’s reasonable costs in connection with the issue of the replacement;

(c)	mutilated or defaced Certificates in respect of which replacements are being sought are surrendered.

11.	NOTICES

11.1	Mode of Service

Subject to Clause 11.2 any notice, demand or other communication given or made under or in connection with the matters contemplated by this Warrant Instrument shall be in writing and shall be delivered personally or sent by prepaid first class post:

(a)	In the case of the Company to:

Name:	LumiraDx Limited

Address:	c/o 3 More London Riverside, London SE1 2AQ, England

Name:	General Counsel

with a copy by email to Veronique Ameye at the following email address: Veronique.ameye@lumiradx.com (or such other email address as the Company may provide from time to time);

(b)	in the case of the Warrantholder, to the address of the Warrantholder shown in the Register or, if no address is shown in the Register, to its last known place of business or residence.

11.2	Procedure if no known address

If no address has been notified to the Company by a Warrantholder, any notice, demand or other communication given or made under or in connection with the matters contemplated by this Warrant Instrument may be given to that Warrantholder by the Company by exhibiting it for ten Business Days at the registered office of the Company.

11.3	Deemed Service

Any notice, demand or other communication given or made under or in connection with the matters contemplated by this Warrant Instrument shall be deemed to have been duly given or made as follows:

(a)	if personally delivered, upon delivery at the address of the relevant party;

(b)	if sent by first class post, ten Business Days after the date of posting;

(c)	if Clause 11.2 applies, at the expiry of the ten Business Day period referred to in that clause,

provided that if, in accordance with the above provision, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.30 pm such notice, demand or other communication shall be deemed to be given or made at 9.30 am on the next Business Day.

11.4	Joint Registered Holders

All notices and other communications with respect to Warrants standing in the names of joint registered holders shall be given to whichever of such persons is named first in the Register and such notice so given shall be sufficient notice to all the registered holders of such Warrants.

11.5	Successors

Any person who becomes entitled to any Warrant (whether by operation of law, transfer or otherwise) shall be bound by every notice given in respect of that Warrant before its name and address is entered on the Register.

12.	INVALIDITY

Where any provision of this Warrant Instrument is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction then such provision shall be deemed to be severed from this Warrant Instrument and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the parties under this Warrant Instrument and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Warrant Instrument.

13.	ASSIGNMENT

No party may without the prior written consent of the other parties assign or transfer or grant any security interest over any of its rights or obligations under this Agreement. Notwithstanding the foregoing, the Warrantholder may assign or transfer its rights and obligations under this Agreement to a permitted transferee of all of the Warrantholder’s Warrants pursuant to Clause 6.5 above.

14.	THIRD PARTY

The parties to this Warrant Instrument expressly agree for the purposes of the Contracts (Rights of Third Parties) Act 1999 that they do not intend any person other than a party to this Warrant Instrument or a Warrantholder to be able to enforce any term of this Warrant Instrument.

15.	GOVERNING LAW

This Warrant Instrument and any non-contractual obligations arising out of or in connection with it are governed by English law.

16.	ENFORCEMENT

The courts of England and Wales have exclusive jurisdiction to settle any dispute arising out of or in connection with this Warrant instrument (including a dispute relating to the existence, validity or termination of this Warrant Instrument or any non-contractual obligation arising out of or in connection with this Warrant Instrument).

SCHEDULE 1

FORM OF CERTIFICATE

The securities represented hereby have not been registered under the Securities Act, as amended, or any state “blue sky” or other applicable securities law. These securities have been acquired for investment and not with a view to distribution or resale, and may not be sold, mortgaged, pledged, hypothecated or otherwise transferred (other than in accordance with Clause 6.5 of the Warrant Instrument (the “Warrant Instrument”)) without an effective registration statement for such securities under the Securities Act, as amended, or an opinion of counsel reasonably satisfactory to the Company that registration is not required under such Act. The securities represented hereby are subject to the Warrant Instrument.

LUMIRADX LIMITED

Registered in the Cayman Islands (No. 314391)

WARRANT CERTIFICATE

Warrant Certificate Number [●]

This is to certify that the person named below is a Warrantholder for the purpose of the warrant instrument issued by the Company on                     2020 (“Warrant Instrument”) and has the right to subscribe in cash at the aggregate Subscription Price for such number of the Warrant Shares (as defined in the Warrant Instrument) specified below on the terms set out in the Warrant Instrument. The Warrants are issued with the benefit of, and subject to, the provisions contained in this Warrant Instrument. Unless the context otherwise requires terms defined in the Warrant Instrument shall have the same meanings in this Certificate.

Warrantholder

Name:

Address:

Warrants

Number of Warrants represented by this Certificate: [●]

(Subject to adjustment in accordance with Clause 2.3 of the Warrant Instrument)

Total Subscription Price for the Warrants represented by this Certificate: $[●]]

Date of Issue

Executed as a Deed by	)

LumiraDx Limited	)

acting by a director in the presence of Signature of witness

Name

Address

Notes:

(1)	The Subscription Rights are transferable prior to exercise only in accordance with the provisions of the Warrant Instrument.

(2)	All transfers must be accompanied by this Warrant Certificate.

NOTICE OF SUBSCRIPTION

(To be printed on the back of the Certificate)

We hereby exercise the Subscription Rights as set out below* pursuant to this Certificate and confirm payment by [telegraphic transfer to the Company’s account] [other method of payment agreed by the Company] of $[●] being the Subscription Price payable in respect of the aggregate Subscription Rights we are exercising.

[This exercise is conditional upon the Event referred to in the notice from the Company dated [date] taking place.]

We acknowledge that the legal and beneficial title to the Common Shares are accepted subject to the Articles.

We direct the Company pursuant to this exercise to allot and issue the number of Common Shares to be issued pursuant to this exercise to the following proposed allottees. Any proposed allottee must be a person or entity permitted in accordance with Clause 6.5 of the Warrant Instrument:

	[●] Number of Common Shares••	Name of Proposed Allottee	Address of Proposed Allottee
1.
2.
3.
4.

We hereby instruct you to sell [●] Warrant Shares to fund the Subscription Price for the balance of our entitlement in accordance with Clause 3.2.

Share certificates should be sent to [include details]

Signed

Print Name

Address:

[*Details of all rights should be inserted as shown.]

[••Number of shares over which Subscription Rights are to be exercised.]

SCHEDULE 2

THE REGISTER AND TRANSFERS

1.	Register

1.1	An accurate register of entitlement to the Warrants (the Register) will be kept by the Company at its registered office in which the Company shall enter:

(a)	the names and addresses of the persons for the time being entitled to be registered as the holders of the Warrants;

(b)	the number of Warrants held by every registered holder; and

(c)	the date on which the name of every registered holder is entered in the Register in respect of the Warrants in his name.

1.2

Any change in the name or address of the Warrantholder shall be notified as soon as reasonably practicable following such change to the Company which shall cause the Register to be amended accordingly. The Warrantholder and any person authorised by the Warrantholder may at all reasonable times during office hours inspect the Register and take copies of or extracts from it or any part of it.

1.3

The Company may treat the registered Warrantholder as the absolute owner of a Warrant and accordingly shall not, except as ordered by a court of competent jurisdiction or as required by law, be bound to recognise any equitable or other claim to or interest in a Warrant on the part of any other person, whether or not it shall have express or other notice of such a claim.

1.4

The Warrantholder will be recognised by the Company as entitled to its Warrants free from any equity, set-off or cross-claim on the part of the Company against the original or any intermediate holder of the Warrants.

2.	Transfers

2.1	The Warrants may only be transferable in whole or in part by the Warrantholder to any other person or entity permitted in accordance with Clause 6.5 of the Warrant Instrument.

2.2	Every transfer of a Warrant shall be made by an instrument of transfer in the usual or common form or in any other form which may be approved by the Directors.

2.3

The instrument of transfer of a Warrant shall be executed by or on behalf of the transferor but need not be executed by or on behalf of the transferee. The transferor shall be deemed to remain the holder of the Warrant until the name of the transferee is entered in the Register in respect of the Warrant being transferred.

2.4	No fee shall be charged for any registration of a transfer of a Warrant or for the registration of any other documents which in the opinion of the Directors require registration.

2.5	The registration of a transfer shall be conclusive evidence of the approval by the Directors of such a transfer.

3.	Stock Exchange Dealings

•

Provided that at the time of issue of Warrant Shares pursuant to the exercise of the Warrants, the Common Shares (or any of them) are quoted on the Official List of the United Kingdom Listing Authority, admitted to trading on the Alternative Investment Market operated by The London Stock Exchange plc, and/or permission or approval has been granted for dealings therein or listing on any U.S. National Securities Exchange or any Recognised Investment Exchange in any part of the world, the Company will apply to such exchange or body for permission to deal in, approval to list or for quotation of and Admission of such Warrant Shares (as the case may be) and shall use its commercially reasonable efforts to secure such permission or quotation as soon as reasonable practicable after the issue of such Warrant Shares (which, for the avoidance of doubt, shall include paying any fee in connection thereto).

SCHEDULE 3

ADJUSTMENTS TO WARRANT SHARES AND SUBSCRIPTION PRICE

1.

If there is an Adjustment Event whilst any of the Warrants are outstanding, the number and nominal value of Warrant Shares to be, or capable of being, subscribed on any subsequent exercise of the Subscription Rights and the Subscription Price will be adjusted in such manner as Board determines (acting in good faith). If requested by the Warrantholder in writing within 7 Business Days of such determination by the Company, the Company will use its commercially reasonable efforts to cause its (i) Auditors or (ii) if the Auditors are unwilling (or unable) to so do, such other reputable, independent and internationally recognised firm of accountants (determined in accordance with clause 2.3) (acting on the joint instructions of the WarranthoIder and the Company, as experts and not as arbitrators) to certify that, after such adjustment:

(a)	the total number of Warrant Shares to be, or capable of being, subscribed on any subsequent exercise of the Subscription Rights conferred by the Warrants:

(i)

will carry as nearly as possible (and in any event not less than) the same proportion (expressed as a percentage of the total number of votes exercisable in respect of all the Equity Shares) of the votes available to be cast at a general meeting of the Company; and

(ii)	will carry the same entitlement (expressed as a percentage of the total entitlement conferred by all the Equity Shares) to participate in the profits and assets of the Company;

as would the total number of Warrant Shares which could have been subscribed pursuant to the Subscription Rights conferred by the Warrants had there been no such adjustment and no such event giving rise to such adjustment; and

(b)	the aggregate Subscription Price payable in order to subscribe for all the Warrant Shares will be as nearly as possible the same as it was prior to such adjustment.

2.

In calculating the aggregate entitlement to additional Subscription Rights under paragraph 1 above, any entitlement to a fraction of a Warrant Share shall be rounded down to the nearest whole Warrant Share.

3.	The Company will send the Warrantholder written notice of:

(a)	any Adjustment Event as soon as reasonably practicable after the relevant resolution of the Board giving effect to or sanctioning the same;

(b)

any determination of the Board made in accordance with paragraph 1 of this Schedule 3 as soon as reasonably practicable after the relevant resolution of the Board giving effect to or sanctioning the same; and

(c)	any adjustments to the Subscription Rights together with a replacement Warrant Certificate evidencing the Warrantholder’s adjusted Subscription Rights.

Executed and delivered by the Company and Jefferies as a Deed on the date stated at the beginning of this Deed.

Executed as a Deed by	)	/s/ Veronique Ameye

LumiraDx Limited	)

acting by its attorney

Veronique Ameye, under a

power of attorney, in the

presence of

/s/ Suneet S. Bakhshi

Signature of witness

Name	Suneet S. Bakhshi

Address

Executed as a Deed by	)

Jefferies Finance LLC

)

acting by its authorized signatory

/s/ E. Joseph Hess
E. Joseph Hess Managing Director